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                                                                     Exhibit 4.2

                               G&K SERVICES, INC.
                           2006 EQUITY INCENTIVE PLAN

                                    TERMS OF
                             RESTRICTED STOCK GRANT

Pursuant to a letter (the "Grant Letter") addressed and delivered to you from G&K Services, Inc. (the "Company"), and subject to your acceptance in accordance with paragraph 1 below, the Compensation Committee (the "Committee") of the Company's Board of Directors has granted you restricted shares of Class A Common Stock, $0.50 par value per share, of the Company (the "Stock") pursuant to the terms of the G&K Services, Inc. 2006 Equity Incentive Plan (the "Plan"). A copy of the Plan is enclosed herewith. The terms of your Stock are governed by the provisions of the Plan generally and the specific terms set forth below. Your Grant Letter and this statement of terms are your Award Agreement under the Plan. In the event of any conflict or inconsistency between the terms set forth below and the provisions of the Plan, the provisions of the Plan shall govern and control.

1.   GRANT OF STOCK

     Subject to your acceptance in accordance with this paragraph 1, the Company grants you the aggregate number of shares of Stock set forth in the Grant Letter, in accordance with the Plan. You may accept the Stock by logging into your account at http://www.melloninvestor.com and selecting the 'Acknowledge Grant' button associated with your grant. Upon such acceptance, the Stock shall be issued of record in your name in "book-entry" form, without stock certificates, and shall be registered on the books of the Company maintained by the Company's transfer agent.

2.   RIGHTS OF EMPLOYEE

     Upon the acceptance and issuance of the Stock, you will become a shareholder with respect to the Stock and shall have all of the rights of a shareholder with respect to such Stock, including the right to vote such Stock and to receive all dividends and other distributions paid with respect to such Stock; provided, however, that such Stock shall be subject to the restrictions set forth in paragraph 3 below.

3.   RESTRICTIONS

     You agree that at all times prior to the vesting of the Stock as contemplated by paragraph 4 below:

     a) You will not sell, transfer, pledge, hypothecate or otherwise encumber the Stock; and

     b) If your employment with the Company is voluntarily or involuntarily terminated for any reason whatsoever, or you violate the terms of any confidentiality agreement, non-solicitation covenant or covenant not to compete, however delineated, subject to paragraph 4 below, you will, for no consideration, forfeit and transfer to the Company all shares of Stock that remain subject to the restrictions set forth in this paragraph 3.

     c) Subject to the lapse of the restrictions set forth in subsections (a) and (b) of this paragraph 3, the Stock registered on the books of the Company maintained by the Company's transfer agent shall bear such restrictive notations and be subject to such stop transfer instructions as the Company shall deem necessary or appropriate in light of such restrictions.

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4.   LAPSE OF RESTRICTIONS

     The restrictions set forth in paragraph 3 above shall lapse on one-fifth of the Stock on the one year anniversary of the "Grant Date" set forth in the Grant Letter, and one-fifth of the Stock on each of the next four successive anniversaries of such date. Within 30 days after the date that the restrictions set forth in subsections (a) and (b) of Section 3 have lapsed with respect to shares of Stock and such shares have become vested, free and clear of all restrictions, except as provided in the Plan, the Company shall instruct its transfer agent to remove any restrictive notations and stop transfer instructions placed on the Stock register in connection with such restrictions.

5.   COPY OF PLAN

     By the accepting the Stock, you acknowledge receipt of a copy of the Plan, the terms and conditions of which are hereby incorporated herein by reference and made a part hereof by reference as if set forth in full.

6.   ADMINISTRATION

     The agreement and understanding regarding the Stock shall at all times be subject to the terms and conditions of the Plan. The Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee with respect thereto and to the terms set forth herein shall be final and binding upon you. In the event of any conflict between the provisions set forth herein and those set forth in the Plan, the provisions of the Plan shall govern and control.

7.   CONTINUATION OF EMPLOYMENT

     The agreement and understanding regarding the Stock shall not confer upon you, and shall not be construed to confer upon you, any right to continue in the employ of the Company for any period of time, and shall not limit the rights of the Company in its sole discretion, to terminate your employment at any time, with or without cause, for any reason or no reason, or to change your assignment or rate of compensation.

8.   WITHHOLDING OF TAX

     To the extent that the receipt of the Stock or the lapse of any restrictions thereon results in income to you for federal or state income tax purposes, you shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money or shares of unrestricted Stock, as permitted by the Plan, as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if you fail to do so, the Company is authorized to withhold from any cash or Stock remuneration then or thereafter payable to you any tax required to be withheld by reason of such resulting compensation income.

9.   SECTION 83(B) ELECTION

     You understand that you (and not the Company) shall be responsible for your own federal, state, local or foreign tax liability and any of your other tax consequences that may arise as a result of the transactions contemplated herein. You shall rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. You understand that Section 83 of the Internal Revenue Code of 1986, as amended (the "Code"), taxes as ordinary income the difference between the amount paid for the Stock and the fair market value of the Stock as of the date restrictions on the Stock


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     lapse. In this context, "restriction" includes, without limitation, the vesting restrictions set forth in paragraph 3 hereof. You understand that you may elect to be taxed at the time the shares of Stock are purchased rather than when and as the restrictions on the Stock lapse or expire by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days from the Grant Date. In the event you file an election under Section 83(b) of the Code, such election shall contain all information required under the applicable treasury regulation(s) and you shall deliver a copy of such election to the Company contemporaneously with filing such election with the Internal Revenue Service. YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY AND NOT THE COMPANY'S TO FILE TIMELY THE ELECTION UNDER SECTION 83(B) OF THE CODE, EVEN IF YOU REQUEST THAT THE COMPANY OR ITS REPRESENTATIVES MAKE THIS FILING ON YOUR BEHALF.

10.  FURTHER ASSURANCES

     By accepting the Stock discussed herein, you will agree to execute such papers, agreements, assignments, or documents of title as may be necessary or desirable to effect the purposes described herein and carry out its provisions.

11.  GOVERNING LAW

     The agreement and understanding regarding the Stock, and its interpretation and effect, shall be governed by the laws of the State of Minnesota applicable to contracts executed and to be performed therein.

12.  AMENDMENTS

     The agreement and understanding regarding the Stock may be amended only by a written agreement executed by the Company and you.

13.  ENTIRE AGREEMENT

     The provisions set forth herein and those contained in the Grant Letter and the Plan embody the entire agreement and understanding between you and the Company with respect to the matters covered herein, in the Grant Letter and in the Plan, and such provisions may only be modified pursuant to a written agreement signed by the party to be charged.


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